                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:
--------------------------

[ ] Preliminary proxy statement


[X] Definitive proxy statement

[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                            Credit Depot Corporation
                (Name of Registrant as Specified in Its Charter)


                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)      Title of each class of securities to which transaction applies:


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(2)      Aggregate number of securities to which transaction applies:


         -----------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)


         -----------------------------------------------------------------------
(4)      Proposed maximum aggregate value of transaction:


[ ]   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing of which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)      Amount previously paid:

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(2)      Form, schedule or registration statement no.:

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(3)      Filing party:

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(4)      Date filed:

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(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                            CREDIT DEPOT CORPORATION
                              700 WACHOVIA CENTER
                           GAINESVILLE, GEORGIA 30501
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON OCTOBER 24, 1997


                             ---------------------

To the holders of Common Stock of Credit Depot Corporation:


        Notice is hereby given that the Special Meeting of Shareholders of CREDIT DEPOT CORPORATION (the "Company"), will be held at the Lanier Centre Hotel, 400 E.E. Butler Parkway, Gainesville, Georgia on October 24, 1997, at 2:00 p.m., local time, for the following purposes:


             1. To consider and act upon a proposal to amend the Company's Certificate of Incorporation. The Amendment to the Certificate of Incorporation (a form of which is attached hereto as Exhibit A) will effect a reverse stock split in which each five shares of issued common stock, par value $.001 per share, of the Company, whether issued and outstanding or held in treasury, will be reclassified and changed into one share of new common stock ("New Common Stock"), par value $.001 per share, of the Company.


             2. To consider and act upon a proposal to amend the Certificate of Designation of 9% Cumulative Convertible Preferred Stock (the "9% Preferred Stock"). The Amendment to the Certificate of Designation (a form of which is attached hereto as Exhibit B) will eliminate certain protective provisions currently contained in the Certificate of Designation, (i) which restrict payment of dividends for any period on capital stock ranking pari passu with 9% Preferred Stock without declaring and paying dividends on the 9% Preferred Stock for such period and (ii) which restrict the issuance of preferred stock ranking senior with respect to liquidation preference or dividend rights to the 9% Preferred Stock without the consent of the holders of a majority of the outstanding 9% Preferred Stock.


             3. To consider and take action upon such other matters as may properly come before the meeting and any adjournment or adjournments thereof.

     The Board of Directors recommends a vote FOR each proposal. Questions regarding the proposals can be directed to D.F. King & Co. at 1-800-848-3094. The close of business on September 19, 1997, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. The transfer books of the Company will not be closed.


     All shareholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are respectfully requested to sign, date and return the enclosed proxy promptly in the accompanying envelope which requires no postage if mailed in the United States.

                                          By Order of the Board of Directors,


                                           /s/ John C. Thomas

                                          John C. Thomas, Secretary


September 19, 1997

                            CREDIT DEPOT CORPORATION
                              700 WACHOVIA CENTER
                           GAINESVILLE, GEORGIA 30501
                             ---------------------

                                PROXY STATEMENT
                        SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD OCTOBER 24, 1997


                             ---------------------


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Credit Depot Corporation (the "Company") of proxies to be voted at the Special Meeting of Shareholders to be held at the Lanier Centre Hotel, 400 E.E. Butler Parkway, Gainesville, Georgia on October 24, 1997, at 2:00 p.m. local time, and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders. Any shareholder giving such a proxy may revoke it by written notice to the Secretary of the Company at the above-stated address at any time before it is exercised. Attendance at the meeting will not have the effect of revoking the proxy unless such written notice is given, or unless the shareholder votes by ballot at the meeting.



     The approximate date on which this Proxy Statement and the accompanying form of proxy will first be sent or given to the Company's shareholders is September 22, 1997.


                               VOTING SECURITIES

     Only holders of shares of Common Stock, $.001 par value per share (the "Common Stock"), of record at the close of business on September 19, 1997, are entitled to vote at the meeting. On the record date, the Company had issued and outstanding 4,072,761 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote upon all matters to be acted upon at the meeting. The presence, in person or by proxy, of the holders of shares representing a majority of the outstanding shares of Common Stock will constitute a quorum.


     The affirmative vote of a majority of the shares of Common Stock is necessary to approve the amendment to the Company's Certificate of Incorporation to effect the reverse stock split (the "Reverse Stock Split"), and to approve the amendment to the Certificate of Designation, Preferences and Rights of 9% Cumulative Convertible Preferred Stock, eliminating certain protective provisions currently contained therein (the "Amendment to the Certificate of Designation"). Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If a shareholder, present in person or by proxy, abstains on any matter, the shareholder's Common Stock will not be voted on such matter. Accordingly, an abstention from voting on a matter by a person present in person or represented by proxy at the Meeting has the same legal effect as a vote against the matter. Broker non-votes will also have the same effect as a vote against the Reverse Stock Split and the Amendment to the Certificate of Designation.

     If the enclosed proxy is properly executed and returned, the Common Stock represented thereby will be voted in accordance with the instructions thereon. If no instructions are indicated, the Common Stock represented thereby will be voted FOR approval of the Reverse Stock Split and the Amendment to the Certificate of Designation.

     YOUR VOTE IS IMPORTANT. BECAUSE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK IS NECESSARY FOR APPROVAL OF THE PROPOSALS, YOUR FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSALS. ACCORDINGLY, YOU ARE URGED TO SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. If you do attend, you may vote by ballot at the meeting, thereby canceling any proxy previously given.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding ownership of Common Stock for (i) each person known by the Company to own beneficially five percent or more of the outstanding shares of the Company's Common Stock, (ii) each director of the Company, (iii) each of the executive officers of the Company, and (iv) all officers and directors of the Company as a group as of September 19, 1997. This table does not give effect to the Reverse Stock Split. As a result of the Conversion Offer, the number of shares of outstanding Common Stock beneficially owned by principal shareholders of the Company (assuming that they convert their shares in the Conversion Offer) will be increased. Set forth below in the "As Adjusted" column is the number of shares of Common Stock that beneficial owners of 5% of the Common Stock will beneficially own after giving effect to the Conversion Offer.


                                                              SHARES BENEFICIALLY OWNED(1)
          NAME AND ADDRESS OF BENEFICIAL             -----------------------------------------------
            OWNER OR IDENTITY OF GROUP                NUMBER      PERCENT OF CLASS    AS ADJUSTED(2)
          ------------------------------             ---------    ----------------    --------------
Gerald F. Sullivan(3)..............................    355,000(12)       8.02              *
Craig J. Brunet(3).................................    160,000(13)       3.78              *
Samuel R. Dunlap, Jr.(3)...........................    399,064(14)       8.92              *
Joel C. Williams(3)................................     90,000(15)       2.16              *
Samuel Scott Hemingway(3)..........................    125,000(16)       2.98              *
Carlos R. Munoz(3).................................     20,000(17)        .48              *
John C. Thomas, Jr.(3).............................    167,584(18)       3.95              *
Donald S. Sigler...................................    383,688           8.61              *
  3242 Dunlap Drive
  Gainesville, Georgia 30506
Greenwich Capital Products, Inc....................    300,000(19)       6.86              *
  600 Steamboat Road
  Greenwich, CT. 06830
NewSouth Special Equities, L.P.....................    920,000(20)      18.43              *
  1000 Ridgeway Loop Rd.
  Memphis, Tennessee 38117
Jackt Holdings Corp.(4)............................    300,000(21)       6.86              *
Ranier Heubach(5)..................................    551,250(22)      11.92           1,746,635
VPM Verwaltungs AG(6)..............................    854,639(23)      17.34           1,993,101
Kingsley & Company(7)..............................    393,750(24)       8.82           1,247,596
Muico & Company(8).................................    315,000(25)       7.18             998,077
Dr. Dieter Quast(9)................................    452,500(26)      10.00           2,166,346
Arkansas Teachers Retirement System(10)............    360,000(27)       8.12           1,800,000
Michigan Municipal Employee Retirement
  System(10).......................................    800,000(28)      16.42           4,000,000
Lancer Partners, LP................................    660,000(29)      13.95           3,300,000
  237 Park Avenue
  New York, NY 10017
The Intergroup Corporation(35).....................    870,000(30)      17.60              *
Portsmouth Square(35)..............................    350,000(31)       7.91              *
Santa Fe Financial(35).............................    870,000(32)      17.60              *

                                                              SHARES BENEFICIALLY OWNED(1)
          NAME AND ADDRESS OF BENEFICIAL             -----------------------------------------------
            OWNER OR IDENTITY OF GROUP                NUMBER      PERCENT OF CLASS    AS ADJUSTED(2)
          ------------------------------             ---------    ----------------    --------------
E. H. Arnold.......................................    500,000(33)      10.93              *
  c/o Taglich Brothers,
  D'Amadeo & Wagner
  100 Wall Street
  New York, NY 10005
Thieme Fonds International(11).....................  1,881,250(34)      31.60              *
  2 Place de Metz L-1930
  Luxembourg
All executive officers and directors as a group (9
  persons).........................................  1,516,648(36)      27.13              *

---------------

* Less than 1%

 (1) Except as otherwise indicated, each of the parties has sole voting and investment power over the shares owned.
 (2) Adjusted to give effect to the conversion of all 9% Preferred Stock and/or Secured Notes held by such beneficial owner; an "*" indicates no change in beneficial ownership.
 (3) c/o Credit Depot Corporation, 700 Wachovia Center, Gainesville, Georgia 30501.
 (4) c/o Promena AG, Rheinstrasse 81, CH-4133 Pratteln 1, Switzerland.
 (5) Unterberstrasse 104, A-5084, Grossgrnain, Salzburg, Austria.
 (6) Therwilerstrasse 10, CH-4103 Bottmingen, Switzerland.
 (7) c/o Quintus Trust, Mr. Charles T. Collis Sr. & Mr. Werner Hoffer, TTEE, Coyers, Dill & Pearman, Clarendon House, Church Street, Hamilton, Bermuda.
 (8) c/o Putnam Investments, One Post Office Square, 11 FL, Boston, MA 02109.
 (9) c/o Soriano-Eupen GmbH, Friesenplatz 5, D-50672 Keoln, Germany.
(10) c/o KCM, 10829 Olive Blvd., St. Louis, MO 63141-7739.
(11) c/o Thieme Consulting, Inc. 1370 Avenue of the Americas, New York, New York 10019, Attention: Heiko Thieme. Heiko Thieme is the President of Thieme Fonds International.
(12) Includes Common Stock issuable on exercise of options to purchase 293,750 shares of Common Stock under the Company's 1990 Stock Option Plan and the 1993 Plan (collectively, the "Plans") exercisable within 60 days and options to purchase 55,000 shares of Common Stock that have been granted outside the Plans exercisable within 60 days. Does not include 11,250 shares issuable on exercise of options of Common Stock issuable on exercise of options which are not exercisable within 60 days.
(13) Includes Common Stock issuable on exercise of options to purchase 155,000 shares of Common Stock under the Plans exercisable within 60 days.
(14) Includes Common Stock issuable on exercise of options to purchase 85,000 shares of Common Stock under the Plans exercisable within 60 days.
(15) Includes Common Stock issuable on exercise of options to purchase 90,000 shares under the Plans exercisable within 60 days.
(16) Includes Common Stock issuable on exercise of options to purchase 125,000 shares of Common Stock under the Plans exercisable within 60 days.
(17) Includes Common Stock issuable on exercise of options to purchase 20,000 shares of Common Stock under the Plans exercisable within 60 days.
(18) Includes Common Stock issuable on exercise of options to purchase 85,000 shares of Common Stock under the Plans exercisable within 60 days and options to purchase 45,000 shares of Common Stock that have been granted outside the Plans exercisable within 60 days.
(19) Represents immediately exercisable warrants to purchase 300,000 shares of Common Stock.
(20) Represents 920,000 shares of Common Stock issuable upon the conversion of a 10% convertible warehouse line.

(21) Represents 300,000 shares of Common Stock issuable upon the conversion of convertible participations and warrants.
(22) Represents 551,250 shares of Common Stock issuable upon the conversion of 9% Preferred Stock and warrants.
(23) Represents 525,000 shares of Common Stock issuable upon the conversion of 9% Preferred Stock, and 329,639 shares issuable on exercise of immediately exercisable warrants.
(24) Represents 393,750 shares of Common Stock issuable upon the conversion of 9% Preferred Stock and warrants.
(25) Represents 315,000 shares of Common Stock issuable upon the conversion of 9% Preferred Stock.
(26) Represents 400,000 shares of Common Stock issuable upon the conversion of 10% convertible debt and 52,500 shares of Common Stock issuable upon conversion of preferred stock.
(27) Represents 360,000 shares of Common Stock issuable upon conversion of 10% convertible debt.
(28) Represents 800,000 shares of Common Stock issuable upon the conversion of 10% convertible debt.
(29) Represents 660,000 shares of Common Stock issuable upon the conversion of 10% convertible debt.
(30) Represents 870,000 shares of Common Stock issuable upon conversion of 11% Series B Convertible Preferred Stock and warrants.
(31) Represents 350,000 shares of Common Stock issuable upon conversion of 11% Series B Convertible Preferred Stock and warrants.
(32) Represents 870,000 shares of Common Stock issuable upon conversion of 11% Series B Convertible Preferred Stock and warrants.
(33) Represents 500,000 shares of Common Stock issuable upon conversion of 10% secured promissory note and warrants.
(34) Represents 1,750,000 shares of Common Stock issuable upon conversion of 10% secured promissory notes and exercise of warrants and 131,250 shares issuable upon conversion of 9% Preferred Stock and exercise of warrants.
(35) 2121 Avenue of the Stars, Suite 2020, Los Angeles, CA 90067.
(36) Includes 930,250 shares of Common Stock issuable upon exercise of options under the Plan exercisable within 60 days. Does not include 123,500 shares issuable on exercise of options to purchase Common Stock not exercisable within 60 days.

     The Company is currently conducting discussions with Heiko Thieme, the President of Thieme Fonds, International, the beneficial owner of a 31.6% of the Common Stock of the Company, concerning Mr. Thieme's serving as a director or Chairman of the Board of the Company. The election of Mr. Thieme to either of these positions is subject to the approval of the Board of Directors and there can be no assurance that Mr. Thieme will be elected to either of such positions.

                                   PROPOSAL 1

              PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE
                         OF INCORPORATION TO EFFECT THE
                    ONE-FOR-FIVE REVERSE COMMON STOCK SPLIT

     The Board of Directors has adopted and recommended to the shareholders approval of an amendment to the Company's Certificate of Incorporation to effect the Reverse Stock Split, pursuant to which each five shares of Common Stock of the Company, whether issued or held in treasury, will be reclassified and changed into one share of Common Stock of the Company.

     The Company believes that it is necessary to complete the Company's recapitalization pursuant to a conversion offer (the "Conversion Offer") being made to holders of the 10% Convertible Secured Notes (the "Secured Notes") and the 9% Preferred Stock in order to enable the Company to raise additional capital to meet its operating expenses and continue as a going concern. The Company does not have sufficient authorized Common Stock to permit it to issue the shares of Common Stock pursuant to the Conversion Offer. In addition, the Company intends to commence a proposed private placement of a maximum of $5,000,000 of 11% Convertible Preferred Stock, convertible into Common Stock at $.40 per share (the

"Proposed Financing"). In connection therewith, the conversion price of the 16,740 shares of 11% Preferred Stock currently outstanding (having an aggregate liquidation preference of $1,674,000) will also be adjusted to $.40 per share. The Company also requires additional authorized Common Stock to be reserved for issuance on conversion of the 11% Preferred Stock proposed to be issued in the Proposed Financing. The Reverse Stock Split will increase the number of authorized shares of Common Stock available for issuance by the Company and the Conversion Offer and the Proposed Financing are conditioned, among other things, on the Reverse Stock Split.

     In addition, on September 3, 1997, the last reported sale price of the Common Stock on the Nasdaq SmallCap Market was $.75 per share. The Company's Common Stock does not currently meet the requirements for continued listing on the Nasdaq SmallCap Market, which requires a minimum bid price of the Common Stock of at least $1.00 per share or more and a minimum of $2,000,000 in net tangible assets. The Board of Directors believes that the Reverse Stock Split, by decreasing the number of shares outstanding, should increase the bid price per Common Stock, and is necessary in order to permit the Company to meet the requirements for continued listing on the Nasdaq SmallCap Market. The Board of Directors also believes that the recent per share price of the Common Stock has affected the marketability of the existing shares. The Company believes that, frequently, following a reverse stock split, a company's stock price will fail to reach or sustain a price equal to the pre-split price multiplied by the reverse split multiple.

     As a means of increasing the number of shares of authorized Common Stock available for issuance by the Company, increasing the price per share of Common Stock to permit the Company's Common Stock to continue to be listed on the Nasdaq SmallCap Market, improving marketability of the Common Stock and based on other considerations, on August 20, 1997, the Board of Directors approved, subject to the stockholder approval solicited hereby, a proposal to amend the Certificate of Incorporation to effect the Reverse Stock Split.

     Although the Company's Board of Directors believes as of the date of this Proxy Statement that the one-for-five Reverse Stock Split is advisable, the Reverse Stock Split may be abandoned by the Board of Directors at any time before, during, or after the Special Meeting. In addition, depending upon prevailing market conditions, the Board of Directors may deem it advisable to implement the Reverse Stock Split and concurrently declare a stock-for-stock dividend in a ratio to be determined, the latter of which does not require stockholder approval. Depending upon the amount of any such stock-for-stock dividend, this would partially offset the decrease in the number of issued shares resulting from the one-for-five Reverse Stock Split, potentially to the extent that the result will be the same as if a one-for-four, one-for-three or other reverse stock split ratio had been approved by the Company's stockholders. The net effect of implementation of the Reverse Stock Split and any subsequent dividend declarations described herein will not result in more than five shares being surrendered for each share of New Common Stock.

                  REASONS FOR THE REVERSE STOCK SPLIT PROPOSAL

     By its nature, the Company's business requires continual access to short-term and long-term sources of debt and equity capital. The Company requires cash for loan originations and loan repurchases, as well as payment of operating and interest expense, capital expenditures, and start-up expenses for expansion into new geographic areas. Recently, the Company has sold mortgage loans to a major loan securitizer pursuant to which the premium received by the Company on sale has been in the form of an interest only strip receivable. As a result, the Company's gain on sale of mortgage loans was not paid in cash and instead was in the form of a receivable which is converted to cash over the lives of the mortgage loans sold. While the Company believes that sales of loans on these terms results in a higher premium and increased revenues on the sale of mortgage loans, the sale of mortgage loans on such terms has also increased the Company's need for additional capital.

     In recent years, the Company has taken steps to raise additional financing in order to meet the Company's capital requirements. In 1995, the Company completed an offering of $3 million of convertible mortgage participations. In October 1995, the Company issued $6,400,000 of 9% Preferred Stock, $2,500,000 of which was issued on conversion of the convertible mortgage participations. In January 1996 the Company obtained a $1,050,000 term loan which was repaid in August 1996. In February 1996, the Company sold

$500,000 of convertible mortgage participations. In the period of June through August 1996, the Company issued $9 million of 10% Convertible Secured Notes. In April, 1997 the Company sold $1,674,000 of 11% Convertible Redeemable Preferred Stock. These financings provided the Company with capital to expand its mortgage loan origination, expand its offices for mortgage loan originations and meet its working capital. In addition, the Company has been advanced $2,236,000 against the interest only strip receivable pursuant to its agreement with the mortgage loan securitizer. In addition, the Company has warehouse lines of credit with two providers of such credit pursuant to which the Company can obtain $13,500,000 of credit for the origination or acquisition of mortgage loans which enable the Company to continue its mortgage lending activities (the "Warehouse Line of Credit"). In July and August 1997, the Company received the proceeds of a secured bridge loan (the "Bridge Loan") in the principal amount of $850,000, bearing interest at the rate of 10% per annum and convertible into Common Stock at the rate of $.40 per share of Common Stock.

     In the Company's fiscal year ended June 30, 1997, the Company realized a net loss of approximately $3,363,000, of which $3,210,000 was realized in the last six months. The loss in the second half of the fiscal year 1997 was the result of certain factors. The Company had a marginally profitable quarter ending December 31, 1996 and began a rapid origination expansion program in January 1997, increasing its sales force from 13 persons in December 1996 to 24 persons in April 1997. Total employee headcount went from 67 to 85 persons during the same period as support personnel were added for the new salespeople. To help supplement loan originations when a majority of the sales force was recently hired, the Company executed several bulk purchases of loans. When these loans were eventually sold, the profit margins received on them were significantly less than anticipated. A contributing factor to the reduced margin on the sale of the bulk purchase loans and other loans sold was the relatively sharp rise in interest rates which occurred during the Company's third fiscal quarter ending March 31, 1997. The Company was unable to increase its rates on mortgage loans originated or purchased by it or increase its loan volumes to offset the reduced margins at the time of sale. The Company also experienced working capital shortages. Because the Company had no warehouse lines of credit until June 1997 and was funding all of its loan production with working capital, loan production was negatively impacted during these shortages. Many of the factors resulting in the loss for the quarter ending March 31, 1997 carried forward into the fourth fiscal quarter. The significant expense of the expansion effort was not matched by a corresponding increase in revenues. Several of the less productive offices opened during this expansion were recently closed, although not in time to positively affect the financial results for the year ended June 30, 1997. As a result of these losses, which were not anticipated by the Company at the time it completed its sale of the 11% Convertible Redeemable Preferred Stock in April, 1997, the Company requires additional capital to meet its working capital requirements and to increase its mortgage loan originations. At August 31, 1997, the Company had approximately $100,000 of cash and liquid assets, all of which was provided pursuant to the Bridge Loan. The holders were issued warrants to purchase 2,875,000 shares of Common Stock at an exercise price of $.40 per share, subject to adjustment, among others, in the event of issuances of Common Stock by the Company at prices below the exercise price. The loan is due October 31, 1997.

     The Company requires additional short term bridge financing to enable it to continue to meet its working capital requirements. In addition, the Company requires additional longer term financing to meet its working capital requirements prior to such time, if ever, that it can generate positive cash flow from its operations and to repay the Bridge Loan. The Company also believes that it is necessary to obtain a larger warehouse line of credit at some point in the future in order to meet its long term loan production targets. Accordingly, the Company requires significant additional financing. The Company believes that it is necessary to effect a recapitalization to reduce or eliminate its outstanding Secured Notes and 9% Preferred Stock to enable the Company to obtain such required financing.

     The Company intends to commence a conversion offer (the "Conversion Offer") pursuant to which it will offer to issue additional shares of its Common Stock to holders of its Secured Notes and 9% Preferred Stock if they elect to convert their 9% Preferred Stock and Secured Notes pursuant to the Conversion Offer. Pursuant to the Conversion Offer, the 9% Preferred Stock, which is currently convertible at the rate of eight shares of Common Stock for each share of 9% Preferred Stock (or $2.50 per share) will be convertible at the option of the Holder into 30.8 shares of Common Stock for each share of 9% Preferred Stock resulting from a reduction of the Conversion Price to $.65 per share of Common Stock (plus such additional number shares of Common Stock issuable pursuant to conversion of 9% Preferred Stock dividends declared and accrued). In addition, pursuant to the Conversion Offer, the Secured Notes, which are currently convertible at the rate of 400 shares of Common Stock for each $1,000 principal amount of Secured Notes (or $2.50 per share) will be convertible at the option of the Holder into 2,000 shares of Common Stock for each $1,000 principal amount of Secured Notes resulting from a reduction in the conversion price to $.50 per share of Common Stock (plus such additional number of shares of Common Stock issuable pursuant to conversion of accrued interest payable on the Secured Notes). As a result, if all of the holders of the 9% Preferred Stock and Secured Notes accept the Conversion Offer, the Company will issue an aggregate of 26,122,308 shares of Common Stock (not including shares issuable pursuant to conversion of accrued dividends and interest) pursuant to the Conversion Offer and $8,215,000 of Secured Notes and 315,000 shares of 9% Preferred Stock (having an aggregate liquidation preference of $6,300,000) will be cancelled. The Conversion Offer is conditioned on at least 75% of the holders of the 9% Preferred Stock and 75% of the holders of Secured Notes accepting the Conversion Offer, although this condition may be waived by the Company. The Conversion Offer is also conditioned on the Reverse Stock Split. If the Reverse Stock Split is not approved, the Company will not have sufficient authorized shares of Common Stock for issuance pursuant to the Conversion Offer. Upon completion of the Conversion Offer, the Company intends to seek to raise a maximum of $3,000,000 through the offer of additional shares of 11% Convertible Redeemable Preferred Stock which will be convertible into Common Stock at the rate of $.40 per share. The Conversion Offer may be modified by the Board of Directors of the Company without approval of the stockholders. Additionally, the approval of the stockholders of the Reverse Stock Split is not conditioned on the Conversion Offering being consummated in the form set forth above. There can be no assurance that the Conversion Offer or the Proposed Financing will be consummated.


     The Company believes that the proposed changes in the capital structure pursuant to the Conversion Offer are necessary to enable the Company to raise additional financing and obtain a larger warehouse credit facility. The Company believes that the amount of secured and unsecured indebtedness, unsecured indebtedness and preferred stock (approximately $7,240,000 of secured indebtedness of unsecured indebtedness and 331,740 shares of preferred stock having an aggregate liquidation preference of $7,974,000), makes it more difficult for the Company to raise equity capital. The amendment to the Certificate of Incorporation to effect the Reverse Stock Split is a condition to the Conversion Offer and the Proposed Financing. If the Company is unable to obtain additional financing, it will be unable to meet its operating expenses and continue and expand its current mortgage loan origination and purchase activities and fulfill its business objectives. However, there can be no assurance that, even if the Reverse Stock Split effected, the Conversion Offer will be consummated and the Company will be able to raise sufficient capital and obtain sufficient credit facilities to meet its cash requirements and, ultimately, to become profitable.

     The Reverse Stock Split will increase the number of shares available for future issuances. The Company is authorized to issue 35,000,000 shares of Common Stock. The Reverse Stock Split, by decreasing the number of outstanding shares of Common Stock and the number of shares of Common Stock the holders of outstanding convertible securities options and warrants are entitled to purchase, but not changing the number of authorized shares, has the effect of increasing the number of shares available for future issuances.

     If for any reason the Board of Directors deems it advisable to do so, the Reverse Stock Split may be abandoned by the Board of Directors at any time before, during, or after the Special Meeting and prior to filing of the amendment to the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, pursuant to Section 242(c) of the Delaware General Corporation Law, without further action by the stockholders of the Company. In addition, the effect of the Reverse Stock Split may be partially offset if the Board of Directors elects to declare a stock-for-stock dividend as described above.

     As of August 30, 1997, in addition to the 4,072,761 shares of Common Stock outstanding ("Shares") and without giving effect to the Reverse Stock Split, the Company had (i) 400,000 Shares reserved for issuance upon exercise of options under the 1990 Plan, under which options to purchase 382,500 Shares are outstanding; (ii) 1,600,000 Shares reserved for issuance upon exercise of options under the 1993 Plan, under which options to purchase 962,000 Shares are outstanding; (iii) 3,075,000 Shares reserved for issuance upon conversion of convertible warehouse lines of credit; (iv) 6,705,000 Shares reserved for issuance upon conversion of issued shares of convertible preferred stock; (v) 1,469,600 Shares issuable upon exercise of warrants issued in connection with the sale of preferred stock; (vi) 3,256,000 Shares issuable upon conversion of Convertible Debt; (vii) 4,250,000 Shares issuable upon conversion of the 10% Convertible Notes issued in the Bridge Financing and exercise of associated warrants; and
(viii) 2,284,418 Shares issuable upon exercise of underwriters' and other warrants. As a result, 26,457,279 Shares are outstanding or reserved for issuance on exercise of outstanding options or warrants or conversion of convertible securities, and only 8,542,721 additional Shares are currently available for issuance. If the Conversion Offer is accepted by the holders of 75% of the outstanding shares of 9% Preferred Stock and 75% of the outstanding principal amount of the Secured Notes, the Company will be required to issue or reserve for issuance 13,703,231 additional Shares, which exceeds the 8,542,721 Shares currently available for issuance. If the Reverse Stock Split is approved, assuming acceptance of the Conversion Offer by the holders of 75% of the 9% Preferred Stock and 75% of the Secured Notes there will be approximately 3,554,600 shares outstanding, 31,445,400 shares reserved for issuance on conversion or exercise of outstanding convertible securities, warrants or options and 29,708,544 authorized Shares available for issuance, in addition to the Shares reserved for issuance, on such terms and conditions as may be determined by the Board of Directors. The above share amounts do not give effect to the conversion of accrued interest and dividends.


     The Company's Common Stock is currently listed on the Nasdaq SmallCap Market. The Board of Directors believes that the continued listing of the Company's Common Stock on the Nasdaq SmallCap Market is important for the marketability of the Common Stock and the prestige of the Company in the financial community. Nasdaq requires, with respect to continued listing, (i) either at least $2,000,000 in net tangible assets, a $35,000,000 market capitalization or net income of at least $500,000 for the latest fiscal year or in two of the last three fiscal years, (ii) at least 500,000 shares in the public float valued at $1,000,000 or more, (iii) a minimum Common Stock bid price of $1.00, (iv) at least two active market makers, and (v) at least 300 holders of the Common Stock. The Board of Directors believes that the Reverse Stock Split, by decreasing the number of shares outstanding, should increase the bid price per share of Common Stock and is necessary in order to permit the Company to meet the bid price requirement for continued listing on the Nasdaq SmallCap Market. The Company has received a letter from Nasdaq stating that the Company has failed to maintain a $1.00 minimum bid price on its Common Stock and also does not appear to meet the $2,000,000 minimum in assets necessary for continued listing on the Nasdaq Stock Market. The Company must respond by October 22, 1997 with a plan and schedule to get the Company back in compliance with these requirements. In the event the Company is not in compliance by October 22, 1997 or Nasdaq does not accept the Company's plan for achieving compliance, a formal notice of deficiency would be issued specifying a delisting date for the Company's Common Stock. The Company's securities will remain listed on the Nasdaq SmallCap Market pending review of their continued listing by a Committee of the NASD Board of Governors. On September 3, 1997, the last reported sale price of the Common Stock on the Nasdaq SmallCap Market was $.75 per share. The Company believes that the consummation of the conversion of at least 75% of the principal amount of the Secured Notes and 75% of the 9% Preferred Stock will be sufficient to satisfy the asset requirement for continued listing, in conjunction with the increased share price expected to result from the Reverse Stock Split, will enable the Company to continue to list its Common Stock on the Nasdaq SmallCap Market. However, the decision of the NASD committee is beyond the control of the Company and may depend on a number of factors in addition to the quantitive criteria discussed herein, and there can be no assurance that the Company will be successful in its appeal. There can be no assurance that the market price of the Common Stock will increase to, or remain above $1.00 per share after the Reverse Stock Split or, even if it does, that the Company will be able to raise a minimum of $2,000,000 in the Proposed Financing to meet the criteria for continued listing of its Common Stock on the Nasdaq SmallCap Market. The Company believes that, frequently, following a reverse stock split, a company's stock price will fail to reach or sustain a price equal to the pre-split price multiplied by the reverse split multiple.


     If the Company does not effect the consummation of the conversion of at least 75% of the principal amount of the Secured Notes and 75% of the 9% Preferred Stock and/or is unsuccessful in its appeal of the Nasdaq determination to delist the Company's securities, or is unable in the future to satisfy Nasdaq's maintenance requirements, its securities can be expected to be delisted from Nasdaq. In such event, trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market in the so-called

"pink sheets" or the NASD's "Electronic Bulletin Board." Consequently, the liquidity of the Company's Common Stock could be severely adversely affected, not only in the number of shares which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of the Company and lower prices for the Company's Common Stock than might otherwise be attained.

     Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the stock, the type of investor who acquires it, or the Company's reputation in the financial community. However, in practice this is not necessarily the case, as certain investors view low-priced stock as unattractive or, as a matter of policy, will not extend margin credit on stock trading at low prices, although certain other investors may be attracted to low-priced stock because of the greater trading volatility sometimes associated with such securities. Many brokerage houses are reluctant to recommend lower-priced stock to their clients or to hold it in their own portfolios. Further, a variety of brokerage house policies and practices discourage individual brokers within those firms from dealing in low-priced stock because of the time-consuming procedures that make the handling of low-priced stock unattractive to brokerage houses from an economic standpoint.

     If the Reverse Stock Split is not implemented, the Company intends to seek the approval of its shareholders to increase the number of authorized shares of Common Stock. The Company's ability to finance its operations will be materially adversely affected if neither the Reverse Stock Split nor the increase in the number of authorized shares is implemented.

     There can be no assurance, however, that the foregoing effects will occur or that the market price of the Common Stock immediately after implementation of the proposed Reverse Stock Split will be maintained for any period of time, that such market price will approximate five times (or some other multiple of) the market price of the Common Stock before the proposed Reverse Stock Split, or that such market price of the Common Stock issuable pursuant to the Reverse Stock Split will exceed or remain in excess of the current market price of the Common Stock.

                   CERTAIN EFFECTS OF THE REVERSE STOCK SPLIT

     If the Reverse Stock Split is approved by the Stockholders at the Special Meeting and the Company's Board of Directors subsequently determines that it is advisable to proceed with the Reverse Stock Split, the result (without giving effect to the stock dividend, if any, referred to above) would be that each Company stockholder who owns five or more shares of Common Stock will receive one share of New Common Stock for each five shares of Common Stock held at the Effective Time (defined below). No fractional shares or scrip would be issued and the number of shares of Common Stock issuable to each Holder will be rounded up to the next whole number. If for any reason the Board of Directors deems it advisable to do so, the Reverse Stock Split may be abandoned by the Board of Directors at any time before, during, or after the Special Meeting and prior to filing of the amendment to the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, pursuant to Section 242(c) of the Delaware General Corporation Law, without further action by the stockholders of the Company.

     The Reverse Stock Split would not affect any stockholder's percentage ownership interest in the Company or proportional voting power, except for minor differences resulting from fractional shares. In addition, the Reverse Stock Split should not reduce the number of stockholders of the Company other than with respect to stockholders owning less than five shares of Common Stock. The shares of Common Stock that will be issued upon approval of the Reverse Stock Split will be fully paid and nonassessable. The voting rights and other privileges of the holders of Common Stock would not be affected substantially by adoption of the Reverse Stock Split or subsequent implementation thereof. However, a Common Stockholder's percentage interest will be affected if the Conversion Offer is consummated.

     If the Conversion Offer is consummated, the Company will issue an additional 25,972,308 shares of Common Stock (assuming 100% acceptance) on conversion of the Secured Notes and 9% Preferred Stock (consisting of 5,776,000 shares issuable on conversion of the Secured Notes and the 9% Preferred Stock based on the conversion rate in effect prior to the Conversion Offer and an additional 20,196,308 shares of Common

Stock resulting from the change in the conversion rate pursuant to the Conversion Offer). In addition, simultaneously with the consummation of the Conversion Offer, the exercise price of outstanding warrants to purchase 900,000 shares of Common Stock will be adjusted from $2.50 per share to $.90 per share, and the exercise price on another 1,351,918 warrants will be adjusted from $2.50 per share to $.50 per share.

     As a result of these changes in the capital structure, there will be an aggregate of 30,045,069 shares of Common Stock outstanding (assuming that the Conversion Offer is accepted in full), 7,260,000 shares of Common Stock reserved for issuance on conversion of outstanding shares of convertible securities (32,260,000 shares if the Proposed Financing is consummated in full) and 6,973,518 shares reserved for issuance on exercise of outstanding warrants and options. Accordingly, the Conversion Offer and the Proposed Financing will result in substantial dilution to holders of Common Stock.


     The following table presents the pro forma capitalization of the company i) as of August 30, 1997 and ii) giving effect to the conversion of 100% of the Secured Notes and 100% of the 9% Preferred Stock, the sale of a maximum of $3,000,000 of 11% Preferred Stock in the Proposed Financing and the repayment of the Bridge Loan. This table does not give effect to the Reverse Stock Split.



                       PRO FORMA CAPITALIZATION TABLE(1)

                                                                   PRIOR TO                AFTER
DESCRIPTION                                                   CONVERSION OFFER(2)   CONVERSION OFFER(4)
------------------------------------------------------------  -------------------   -------------------
EXISTING SHARES OUTSTANDING.................................       4,072,761             30,045,069
Shares Reserved for Issuance
CONVERTIBLE DEBT:
  10% convertible notes.....................................       3,256,000                      0
  10% convertible warehouse lines...........................       3,075,000              3,075,000
  10% convertible secured notes.............................       2,125,000                      0
CONVERTIBLE PREFERRED STOCK:
  11% convertible preferred stock...........................       4,185,000              4,185,000
  9% convertible preferred stock............................       2,520,000                      0
  Proposed Financing (11% preferred stock)..................               0              7,500,000
WARRANTS ISSUED TO CONVERTIBLE SECURITY HOLDERS:
  11% convertible preferred stock...........................         669,600                669,600
  9% convertible preferred stock............................         800,000                800,000
  10% convertible secured notes.............................       2,125,000              2,125,000
  Proposed Financing........................................               0              7,500,000
OTHER CONVERTIBLE INSTRUMENTS:
  Underwriter's warrants....................................       1,351,918              1,351,918
  Employee stock option plans (actual outstanding)..........       1,344,500              1,344,500
  Other warrants............................................         932,500                932,500
                                                                  ----------            -----------
FULLY DILUTED SHARES OUTSTANDING............................      26,457,279             59,528,587
Shares authorized...........................................      35,000,000             35,000,000
Shares available............................................       8,542,721            (24,528,587)


---------------

(1) Does not give effect to the Reverse Stock Split or the conversion of accrued 9% Preferred Stock dividends or accrued interest on the Secured Notes.
(2) At August 30, 1997
(3) Assumes:  (i) 100% conversion of the Secured Notes and the 9% Preferred
                  Stock,

             (ii) Maximum amount of $3,000,000 of 11% Preferred Stock is raised


            (iii) Bridge Loan is repaid out of the proceeds Proposed
                  Financing
(4) If the reverse stock split is approved, there would be 35,000,000 shares authorized, 6,009,014 shares outstanding, 7,896,703 reserved for issuance, and 21,094,283 shares authorized but not reserved or issued.

     The following table presents the pro forma balance sheet of the Company i) as of June 30, 1997 and ii) giving effect to the conversion of 75% of the Secured Notes and 75% of the 9% Preferred Stock.

                           PRO FORMA BALANCE SHEET(1)


                                                                                                              AFTER
                                                                   AT                 EFFECT OF             CONVERSION
                                                             JUNE 30, 1997           CONVERSION*              OFFER
                                                          --------------------   -------------------   --------------------
ASSETS
Cash....................................................      $ 1,536,252                                  $ 1,536,252
Loans receivable........................................        5,256,518                                    5,256,518
Interest-only strip receivable..........................        7,268,930                                    7,268,930
Other Assets............................................        3,263,021            $(1,000,000)            2,263,021
                                                              -----------            -----------           -----------
          Total Assets..................................      $17,324,721                                  $16,324,721
                                                              ===========            ===========           ===========
LIABILITIES
10% Convertible notes...................................      $ 8,140,000            $(6,105,000)          $ 2,035,000
Warehouse lines of credit...............................        5,656,386                                    5,656,386
Advance on interest-only strip receivable...............        2,100,651                                    2,100,651
Other debt and liabilities..............................        1,050,846                                    1,050,846
                                                              -----------            -----------           -----------
          Total Liabilities.............................      $16,947,883                                  $10,842,883
                                                              ===========            ===========           ===========
SHAREHOLDERS EQUITY
Common Stock............................................      $     4,073            $    13,700           $    17,773
Preferred Stock.........................................              332                   (225)                  107
Paid-in-capital & retained earnings.....................          372,433              5,091,525             5,463,958
                                                              -----------            -----------           -----------
          Total Shareholders Equity.....................          376,838                                    5,481,838
                                                              -----------            -----------           -----------
          Total Liabilities & Shareholders Equity.......      $17,324,721                                  $16,324,721
                                                              ===========            ===========           ===========


---------------

(1) Assuming 75% of the Secured Notes and 9% Preferred Stock convert to Common Stock pursuant to the Conversion Offer.

     Dissenting stockholders have no appraisal rights under Delaware law or under the Company's Restated Certificate of Incorporation or Bylaws in connection with the Reverse Stock Split.

     While the Company has no specific plans, arrangements, or agreements to issue Shares other than those described above, the Board of Directors of the Company believes it is advisable and in the best interest of the Company to have available authorized but unissued Shares in an amount adequate to provide for the future needs of the Company. The additional authorized Shares will benefit the Company by providing flexibility to the Board of Directors without further action or authorization by shareholders (except as required by law), in responding to business needs and opportunities as they arise, or for other proper corporate purposes. These corporate purposes might include issuance of additional shares of preferred stock, acquisitions of securities or other assets of other corporations, stock dividends, stock splits, employee stock options, convertible debt financings, the obtaining of capital funds through public and private offerings of shares of Common Stock or of securities convertible into shares, or to compensate employees or retain consultants, and issuance of warrants in connection with any of the foregoing. The issuance of any additional Shares will be on terms deemed to be, at the time of such issuances, in the best interests of the Company and its shareholders. If such additional authorized shares of Common Stock are subsequently issued to other than existing shareholders, the percentage interest of existing shareholders in the Company will be reduced. Holders of Common Stock have no pre-emptive rights with respect to future issuances of Common Stock.

     The Board of Directors is not aware of any attempt to gain control of the Company nor is it recommending this amendment to increase the number of authorized Shares of Common Stock in response to any specific effort to obtain control of the Company. The proposed amendment to increase the number of authorized Shares is not designed as nor intended to be an anti-takeover measure; however, the authorized but unissued Shares could be used by incumbent management to make a change in control of the Company more difficult and time-consuming. Under certain circumstances, such unissued Shares could be used to create obstacles or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company with a view to instituting a merger, sale of all or part of the Company's assets, or other similar transaction which may not be in the best interest of the shareholders.

     If the Reverse Stock Split is approved, a portion of the additional authorized shares resulting from the Reverse Stock Split will be issued upon conversion of the Secured Notes and the 9% Preferred Stock. The following is a brief description of the terms of the 9% Preferred Stock and the Secured Notes:

9% PREFERRED STOCK


     DIVIDENDS. The holders of the 9% Preferred Stock are entitled to receive cumulative dividends at the rate of 9% per annum per share on the purchase price of the 9% Preferred Stock, payable quarterly. No dividends may be paid on any shares of capital stock ranking pari passu with or junior to the 9% Preferred Stock (including Common Stock) unless and until all accumulated and unpaid dividends on the 9% Preferred Stock have been declared and paid in full. Pursuant to the Amendment to the Certificate of Designation set forth in Proposal 2, the Company will be able to pay dividends for any period on any such shares of capital stock ranking pari passu with the 9% Preferred Stock without declaring and paying dividends on the 9% Preferred Stock for such period. Additionally, pursuant to the Amendment to the Certificate of Designation, the restrictions on the Company's ability to issue preferred stock senior to the 9% Preferred Stock with respect to liquidation rights or the payment of dividends will be eliminated.


     CONVERSION. Each share of 9% Preferred Stock is convertible, at any time prior to redemption, at the option of the holder, into shares of Common Stock at a conversion price per share equivalent to $2.50 (reduced from $4.00 as a result of prior anti-dilution adjustment). The number of shares of Common Stock to be received upon conversion of 9% Preferred Stock and the conversion price per share of Common Stock are subject to adjustment in certain circumstances.

     REDEMPTION. The Company may at its option, commencing on the second anniversary of the initial closing, redeem the shares of 9% Preferred Stock, in whole or in part, at a redemption price of $20.00 per share plus accrued and unpaid dividends, provided the average of the closing bid prices of the Common Stock as reported by Nasdaq shall have for 20 consecutive trading days ending within 10 days of the date of the notice of redemption is given by the Company equalled or exceeded two hundred fifty percent (250%) of the then conversion price and a registration statement covering the underlying Common Stock is then in effect and current or the Common Stock is freely transferable without registration.

     VOTING RIGHTS. The Certificate of Designation currently provides that affirmative vote of the holders of at least a majority of the outstanding shares of 9% Preferred Stock, voting as a class, shall be required to authorize, effect or validate the creation and issuance of any class or series of capital stock ranking senior to the 9% Preferred Stock with respect to the declaration and payment of dividends or distribution of assets on liquidation, dissolution or winding up. Pursuant to the Amendment to the Certificate of Designation, this provision will be eliminated.

     LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, before any payment or distribution of the assets of the Company may be made or set apart for the holders of Common Stock or any series or class of stock ranking junior to the 9% Preferred Stock, the holders of 9% Preferred Stock will be entitled to receive, out of the assets of the Company available for distribution to stockholders, a liquidating distribution of $20.00 per share, plus any accumulated and unpaid dividends.

SECURED NOTES

     The Secured Notes bear interest at a rate of 10% per annum and mature on June 30, 2001 with interest payable semiannually. The Secured Notes are redeemable at the option of the Company after January 1, 1998. The Secured Notes are convertible at the holder's option into shares of Common Stock at a conversion price of $2.50 per share (subject to certain adjustments) and at the Company's option under certain circumstances. The Secured Notes are secured by a lien on all of the Company's assets (subject to certain permitted liens) and are guaranteed by the Subsidiaries which guarantees are secured by a pledge of the assets of the subsidiaries, other than certain excluded assets. So long as the Secured Notes are outstanding, the Company is subject to certain covenants, including covenants restricting in its ability to incur liens on its assets and to pay dividends on Common Stock, and to repurchase shares of Common Stock and Preferred Stock from holders thereof.

                                 EFFECTIVE TIME

     If the Reverse Stock Split is approved by the stockholders at the Special Meeting, and upon a determination by the Board of Directors that the Reverse Stock Split is in the best interest of the Company and its stockholders, an amendment to the Certificate of Incorporation would be filed with the Secretary of State of the State of Delaware on any date selected by the Board of Directors on or prior to the Company's next Annual Meeting of Stockholders, providing that the Reverse Stock Split would become effective as of 5:00 p.m. New York City time on the date of such filing (the "Effective Time"). Without any further action on the part of the Company or the stockholders, the shares of Common Stock held by stockholders of record as of the Effective Time will be converted at the Effective Time into the right to receive a number of shares of New Common Stock equal to the number of their shares of Common Stock divided by five, with cash paid in lieu of any fractional share.

                         EXCHANGE OF STOCK CERTIFICATES

     As soon as practicable after the Effective Time, the Company will send a letter of transmittal to each stockholder of record at the Effective Time for use in transmitting certificates representing shares of Common Stock ("old certificates") to the Company's transfer agent, Continental Stock Transfer & Trust Company (the "Exchange Agent"). The letter of transmittal will contain instructions for the surrender of old certificates to the Exchange Agent in exchange for certificates representing the appropriate number of whole shares of New Common Stock and cash in lieu of any fractional share. No new certificates will be issued to a stockholder until such stockholder has surrendered all old certificates together with a properly completed and executed letter of transmittal to the Exchange Agent.

     Upon proper completion and execution of the letter of transmittal and return thereof to the Exchange Agent, together with all old certificates, stockholders will receive a new certificate or certificates representing the number of whole shares of Common Stock into which their shares of Common Stock represented by the old certificates have been converted as a result of the Reverse Stock Split. Until surrendered, outstanding old certificates held by stockholders will be deemed for all purposes to represent the number of whole shares of Common Stock to which such stockholders are entitled as a result of the Reverse Stock Split. Stockholders should not send their old certificates to the Exchange Agent until they have received the letter of transmittal. Shares not presented for surrender as soon as is practicable after the letter of transmittal is sent shall be exchanged at the first time they are presented for transfer.

     No service charges will be payable by stockholders in connection with the exchange of certificates, all expenses of which will be borne by the Company.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material anticipated Federal income tax consequences of the Reverse Stock Split to stockholders of the Company. This summary is based on the Federal income tax laws now in effect and as currently interpreted; it does not take into account possible changes in such laws or interpretations, including amendments to applicable statutes, regulations, and proposed regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. This summary is provided for general information only and does not purport to address all aspects of the possible Federal income tax consequences of the Reverse Stock Split and IS NOT INTENDED AS TAX ADVICE TO ANY PERSON.

In particular, and without limiting the foregoing, this summary does not consider the Federal income tax consequences to stockholders of the Company in light of their individual investment circumstances or to holders subject to special treatment under the Federal income tax laws (for example, life insurance companies, regulated investment companies, and foreign taxpayers). The summary does not address any consequence of the Reverse Stock Split under any state, local, or foreign tax laws.

     No ruling from the Internal Revenue Service ("Service") or opinion of counsel will be obtained regarding the Federal income tax consequences to the stockholders of the Company as a result of the Reverse Stock Split. ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX LAWS.

     The Company believes that the Reverse Stock Split would be a tax-free recapitalization to the Company and its stockholders. If the Reverse Stock Split qualifies as a recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, a stockholder of the Company who exchanges his or her Common Stock solely for New Common Stock should recognize no gain or loss for Federal income tax purposes. A stockholder's aggregate tax basis in his or her shares of Common Stock received from the Company should be the same as his or her aggregate tax basis in the Common Stock exchanged therefor. The holding period of the Common Stock received by such stockholder should include the period during which the Common Stock surrendered in exchange therefor was held, provided all such Common Stock was held as a capital asset at the Effective Time.

     Cash received by a stockholder in lieu of a fractional share is treated as if the Company actually issued the fractional share and redeemed it for cash. A portion of the stockholder's aggregate tax basis in the Common Stock is allocated to the fractional share of Common Stock. Gain or loss is recognized measured by the difference between the cash received in lieu of the fractional share and the basis allocated to it, and such gain or loss will be a capital gain or loss if the Common Stock was held as a capital asset at the Effective Time.

                                 VOTE REQUIRED

     In order to effect the Reverse Stock Split, the Certificate of Incorporation must be amended, which requires, under Delaware law, the affirmative vote of holders of a majority of the outstanding shares of Common Stock.

     The Board of Directors recommends that you vote FOR the proposal to amend the Restated Certificate of Incorporation to effect the one-for-five Reverse Stock Split.

                                   PROPOSAL 2

                      PROPOSAL TO AMEND THE CERTIFICATE OF
                       DESIGNATION OF 9% PREFERRED STOCK


     The Board of Directors has approved an amendment to the Certificate of Designation of the 9% Preferred Stock which eliminates the following provisions of the Certificate of Designation of the 9% Preferred Stock: (i) the restriction on the Company paying dividends for any period on shares of capital stock ranking pari passu with the 9% Preferred Stock unless dividends on the 9% Preferred Stock are declared and paid for such period and (ii) the restriction on the Company authorizing, effecting or validating the creation or issuance of any class or series of preferred stock ranking senior to the 9% Preferred Stock with respect to the declaration and payment of dividends or distribution of assets on liquidation dissolution or winding up.


     The Board of Directors believes that the elimination of these protective provisions will provide increased flexibility to the Company in connection with the issuance of additional series of preferred stock, including the 11% Preferred Stock which the Company proposes to issue pursuant to the Proposed Financing. Additionally, in an action which does not require the vote of the Preferred or Common Stockholders of the Company, certain anti-dilution provisions relating to the adjustment of the 9% Preferred Stock Conversion Price on the issuance of Common Stock by the Company at prices below the Conversion Price will be eliminated.

                                 VOTE REQUIRED

     In order to effect the Amendment to the Certificate of Designation, the approval of the holders of a majority of the outstanding 9% Preferred Stock and a majority of the outstanding shares of Common Stock is required.

     The Board of Directors recommends a vote FOR the Amendment to the Certificate of Designation.

                                    GENERAL

     The Management of the Company does not know of any matters other than those stated in this Proxy Statement which are to be presented for action at the meeting. If any other matters should properly come before the meeting, proxies will be voted on these other matters in accordance with the judgment of the persons voting the proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.


     The Company will bear the cost of preparing, printing, assembling and mailing all proxy materials which may be sent to shareholders in connection with this solicitation. Arrangements will also be made with brokerage houses, other custodians, nominees and fiduciaries, to forward soliciting material to the beneficial owners of the Company's shares of Common Stock held by such persons. The Company will reimburse such persons for reasonable out-of-pocket expenses incurred by them. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit proxies without additional compensation, by telephone or telegraph. The Company has retained D.F. King & Co., Inc., to assist with the solicitation of proxies at an estimated cost of $7,500 plus out-of-pocket expenses.



     The Company's statements of operations for the years ended June 30, 1996 and 1997 and the related statements of stockholders' equity and cash flows and the Company's balance sheets at June 30, 1996 and 1997 are incorporated herein by reference to the Company's Report on Form 8-K for the year ended June 30, 1997, a copy of which is being delivered to stockholders simultaneously with the delivery of this proxy statement.


     Upon written request, the Company will provide each shareholder being solicited by this Proxy Statement, a copy of the exhibits and schedules to the Company's Form 10-KSB for its fiscal year ended June 30, 1997, when it is filed with the Securities and Exchange Commission and which accompanies this Proxy Statement. All such requests should be directed to Credit Depot Corporation, 700 Wachovia Center, Gainesville, Georgia 30501, Attention: Treasurer.

                            SHAREHOLDER'S PROPOSALS

     All proposals of shareholders intended to be presented at the Company's next Annual Meeting of Shareholders were required to be received at the Company's executive office no later than July 15, 1997 for inclusion in the proxy statement and form of proxy related to that meeting.


                                          By Order of the Board of Directors,

                                          /s/ John C. Thomas

                                          John C. Thomas, Secretary

September 23, 1997

                                                                       EXHIBIT A

                        CERTIFICATE OF AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                            CREDIT DEPOT CORPORATION

     Credit Depot Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "General Corporation Law"), hereby certifies as follows:

     A. The name of the Corporation is Credit Depot Corporation. A Certificate of Incorporation of the Corporation originally was filed by the Corporation with the Secretary of State of Delaware on August 7, 1990, a Certificate of Agreement of Merger of the Corporation was filed with the Secretary of State of Delaware on August 23, 1990, a Certificate of Amendment was filed with the Secretary of State of Delaware on October 10, 1990, a Certificate of Designation was filed with the Secretary of State of Delaware on October 10, 1995, a Certificate of Amendment was filed with the Secretary of State of Delaware on January 18, 1996, a Certificate of Amendment was filed with the Secretary of State of Delaware on February 7, 1997, and a Certificate of Designation was filed with the Secretary of State of Delaware on April 22, 1997.

     B. This Amendment to the Certificate of Incorporation was duly adopted and approved by written consent of the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law.

     C. (1) Each issued and outstanding share of the Common Stock and each share held in treasury shall be, without any further action on the part of the Corporation or any stockholder, automatically changed and reclassified into one-fifth of a share of Common Stock of the Corporation (the "Recapitalization") and each certificate representing outstanding shares of Common Stock shall automatically and without further action on the part of the holder thereof represent the number of shares of Common Stock issuable with respect to the number of shares of Common Stock represented by such certificate.

     (2) No fractional shares of Common Stock shall be issued in connection with the Recapitalization and the number of shares of Common Stock issuable in connection with the Recapitalization shall be rounded up to the next highest number.

     (3) The Recapitalization shall be deemed to be effectuated immediately upon the filing of this Amendment.


     IN WITNESS WHEREOF, the undersigned has caused this Fourth Certificate of Amendment to the Certificate of Incorporation to be duly executed on its behalf
as of the   day of             , 1997.


                                   CREDIT DEPOT CORPORATION

                                   By:
                                       -----------------------------------------

                                             Gerald F. Sullivan President
                                                       President

                                                                       EXHIBIT B

              AMENDMENT TO CERTIFICATE OF DESIGNATION, PREFERENCES
                    AND RIGHTS OF 9% CUMULATIVE CONVERTIBLE
                                PREFERRED STOCK
                                       OF
                            CREDIT DEPOT CORPORATION

     CREDIT DEPOT CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), by its President and Secretary, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by Paragraph 3 of Article Sixth of the Certificate of Incorporation of the Company, as amended, the Board
of Directors, at a meeting duly held on        , 1997, duly adopted a resolution
providing for the amendment of the Certificate of Designation, Preferences and Rights of 9% Cumulative Convertible Preferred Stock, which resolution was duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law, as amended, as follows:


     RESOLVED, that the Certificate of Designation, Preferences and Rights of 9% Cumulative Convertible Preferred Stock be amended by terminating the following provisions thereof:

          1. Dividends. Section 2, paragraph (E); and

          2. Voting Rights. Section 7, paragraph (A).


     IN WITNESS WHEREOF, Credit Depot Corporation has caused this Amendment to
be signed by Gerald F. Sullivan, its President, on this      day of        ,
1997, and such person hereby affirms under penalty of perjury that this Amendment is the act and deed of Credit Depot Corporation and that the facts stated herein are true and correct.


                                          CREDIT DEPOT CORPORATION

                                          By:
                                            -----------------------------------

                                                         Gerald F. Sullivan
                                                             President


Attest:

--------------------------------------

            John C. Thomas
              Secretary

STATE OF GEORGIA
                          SS.:
COUNTY OF HALL

     On this          day of             , 1997, before me, the undersigned, a
Notary Public of the State of New York, personally appeared Gerald F. Sullivan, known to me to be the President of CREDIT DEPOT CORPORATION, the corporation that executed the within instrument, and known to me to be the person who executed the within instrument on behalf of said corporation and acknowledged to me that such corporation executed the same pursuant to its By-Laws and a resolution of its Board of Directors.

     WITNESS my hand and official seal the day and year first above written.

                                           -------------------------------------
                                                       Notary Public

                              [CREDIT DEPOT LOGO]

                                                                        APPENDIX

PROXY

                            CREDIT DEPOT CORPORATION
                        SPECIAL MEETING OF STOCKHOLDERS

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


    The undersigned hereby appoints John C. Thomas as proxy to represent the undersigned at the Special Meeting of Stockholders to be held at Lanier Centre Hotel 400 E.E. Butler Parkway, Gainesville, Georgia on October 24, 1997 at 2:00 p.m. and at any adjournment thereof, and to vote the shares of Common Stock and/or the shares of 9% Preferred Stock the undersigned would be entitled to vote if personally present, as indicated below. The Board of Directors recommends a vote FOR each of the following proposals.


    1. To approve and ratify an Amendment to the Company's Certificate of Incorporation to effect a one-for-five reverse stock split.

    [ ]  FOR                    [ ]  AGAINST                    [ ]  ABSTAIN


    2. To approve and ratify an Amendment to the Company's Certificate of Designation of 9% Cumulative Convertible Preferred Stock eliminating provisions therein, i) restricting payment of dividends for any period on capital stock of the Company ranking pari passu with the 9% Preferred Stock without declaring and paying dividends on the 9% Preferred Stock for such period and ii) restricting the issuance of preferred stock ranking senior to the 9% Preferred Stock with respect to liquidation preference or dividend rights.


    [ ]  FOR                    [ ]  AGAINST                    [ ]  ABSTAIN

    3. IN THEIR DISCRETION, PROXIES ARE AUTHORIZED TO VOTE UPON SUCH BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

    The Shares represented by this proxy will be voted as directed. IF NO CONTRARY INSTRUCTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE APPROVAL AND RATIFICATION OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION AND FOR THE APPROVAL AND RATIFICATION OF THE AMENDMENT TO THE CERTIFICATE OF DESIGNATION.

                                                  Dated:                  , 1997
                                                        ------------------

                                                  ------------------------------
                                                  Signature

                                                  ------------------------------
                                                  Signature if held jointly
                                                  (Please date, sign as name
                                                  appears at the left, and
                                                  return promptly. If the Shares
                                                  are registered in the names of
                                                  two or more persons, each
                                                  should sign. When signing as
                                                  Corporate Officer, Partner,
                                                  Executor, Administrator,
                                                  Trustee or Guardian, please
                                                  give full title. Please note
                                                  any changes in your address
                                                  alongside the address as it
                                                  appears in the proxy.)